                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CSX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                                                                   [LOGO OF CSX]


                                        March 17, 2000



Dear CSX Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, April 27, 2000, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

     The proposals to be acted upon at the Meeting include the election of 14 directors, the appointment of independent auditors, approval of the CSX Omnibus Incentive Plan, and approval of the CSX Senior Executive Incentive Plan. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommends a vote for each of these proposals.

     If you plan to attend the Meeting, please complete and mail the form included in the brochure containing information about the Meeting, The Greenbrier, and new ticketing procedures.

     Whether or not you are able to attend the Meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to vote promptly.




                                        /s/ John W. Snow

                                        John W. Snow
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                   Notice of Annual Meeting of Shareholders



                                        Richmond, Virginia
                                        March 17, 2000



To Our Shareholders:

     The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Thursday, April 27, 2000, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

     1.   Election of 14 directors;

     2. Appointment of Ernst & Young LLP as independent certified public accountants for 2000;

     3.   Approval of the CSX Omnibus Incentive Plan;

     4.   Approval of the CSX Senior Executive Incentive Plan; and

     5.   Such other matters as may properly come before the Meeting.

     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) over the Internet, (b) by telephone using the instructions on the enclosed proxy card (if these options are available to you), or (c) mark, sign, date, and return the enclosed Proxy by mail to assure that your shares are represented at the Meeting.

     Only shareholders of record at the close of business on February 25, 2000, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 17, 2000.


                                        By Order of the Board of Directors


                                        /s/ Alan A. Rudnick

                                        Alan A. Rudnick
                                        Vice President - General Counsel
                                        and Corporate Secretary

                                PROXY STATEMENT


General Information

     The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the CSX Corporate Secretary, by timely receipt of another proxy (including an Internet or telephone vote), or by voting in person at the Annual Meeting.

     CSX is the parent of CSX Transportation, Inc. ("CSXT"); CSX Lines LLC; CSX World Terminals LLC; CSX Intermodal, Inc.; Customized Transportation, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

Shares Outstanding and Voting Rights

     As of February 25, 2000, CSX had outstanding 218,566,577 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 25, 2000, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.



1.  ELECTION OF DIRECTORS

     Fourteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. However, the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed were previously elected directors by the shareholders.

     As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

     In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

[PHOTO]
Elizabeth E. Bailey, 61, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. She is a director of Philip Morris Companies, Inc., and Teachers Insurance and Annuity Association-College Retirement Equities Fund. Dr. Bailey has been a director of CSX since November 1989. She is Chair of the Board's Audit Committee and a member of the Nominating and Organization Committee and the Executive Committee.

[PHOTO]
H. Furlong Baldwin, 68, is Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company. He is also a director of CEG, Inc.; NASD, Inc.; and The Saint Paul Companies. Mr. Baldwin has been a director of CSX since October 1998 and is a member of the Board's Audit Committee.

[PHOTO]
Claude S. Brinegar, 73, is retired from Unocal Corp., a high technology earth resources company, where he served as Vice Chairman from 1990 to 1995. Until 1997, he was a visiting scholar at Stanford University. Mr. Brinegar is a director of Maxicare Health Plans, Inc. He has been a director of CSX since October 1998 and is a member of the Board's Nominating and Organization Committee.

[PHOTO]
Robert L. Burrus, Jr., 65, is a partner in and Chairman of McGuire Woods Battle & Boothe, LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; Heilig-Meyers Company; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Nominating and Organization Committee and the Pension Committee.

[PHOTO]
Bruce C. Gottwald, 66, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. Mr. Gottwald has been a director of CSX since April 1988 and is Chair of the Board's Pension Committee and a member of the Compensation Committee and the Executive Committee.

[PHOTO]
John R. Hall, 67, is the Chairman of the Board of Directors of Bank One Corporation, a bank holding company. Previously, Mr. Hall was Chairman of Arch Coal, Inc., a coal mining company, from July 1997 to December 1998; and prior to February 1997, he was Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of The Canada Life Assurance Company; Humana Inc.; Reynolds Metals Company; UCAR International Inc.; and United States Enrichment Corp. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Compensation Committee and the Nominating and Organization Committee.

[PHOTO]
E. Bradley Jones, 72, is a private consultant and former Chairman and Chief Executive Officer of LTV Steel Company. He is a director of RPM Inc. and TRW Inc. He has been a director of CSX since October 1998 and is a member of the Board's Pension Committee.

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[PHOTO]
Robert D. Kunisch, 58, has been Senior Adviser and Director of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since January 2000. He is also engaged in various other business activities. From December 1997 to January 2000, Mr. Kunisch was Vice Chairman of Cendant Corporation. Prior to December 1997, he was Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. Mr. Kunisch has been a director of CSX since October 1990 and is a member of the Board's Compensation Committee and the Nominating and Organization Committee.

[PHOTO]
James W. McGlothlin, 59, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Birmingham Steel Corporation. He has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

[PHOTO]
Southwood J. Morcott, 61, has been Chairman of the Board of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, since February 1999. From 1995 until February 1999, he was Chairman and Chief Executive Officer of Dana Corporation. Prior to that time, he also was President of Dana Corporation. He is a director of Johnson Controls, Inc., and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board's Audit Committee and the Pension Committee.

[PHOTO]
Charles E. Rice, 64, has been the Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company, since December 1998. From April 1998 through October 1998, he was Chairman of NationsBank, Inc., a bank holding company. Previously, he was Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Post Properties, Inc. and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chair of the Board's Compensation Committee and a member of the Executive Committee.

[PHOTO]
William C. Richardson, 59, is President and Chief Executive Officer of the W. K. Kellogg Foundation, a major philanthropic institution, a position he has held since 1995. Previously,he was President of The Johns Hopkins University. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is Chair of the Board's Nominating and Organization Committee and a member of the Executive Committee.

[PHOTO]
Frank S. Royal, M.D., 60, is a physician in private practice in Richmond, Va., and a health care expert. He is a director of Columbia/HCAHealthcare Corporation; Chesapeake Corporation; Dominion Resources, Inc.; and Sun Trust Banks, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Audit Committee and the Compensation Committee.

[PHOTO]
John W. Snow, 60, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of Circuit City Stores, Inc.; GTE Corporation; Johnson & Johnson; and USX Corporation. Mr. Snow has been a director of CSX since April 1988 and is Chair of the Board's Executive Committee.

Meetings of the Board

     During 1999, there were five meetings of the CSX Board of Directors. Each director attended 75 percent or more of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director.

Corporate Governance

     The CSX Board of Directors is committed to governance principles and practices that facilitate the Board in fulfilling its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is carefully articulated through written charters, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership, as well as the Board's performance as a working group, are conducted on a regular basis.

Committees of the Board

     CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in "Election of Directors" includes committee memberships currently held by each nominee.

     The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has five members. It held no meetings in 1999.

     The Audit Committee approves and recommends independent auditors to the Board and to the shareholders. Its primary functions include satisfying itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with and reports from management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; receives reports from management and outside auditors regarding matters that can have an adverse economic impact on the Company; receives reports from internal and outside auditors on matters that could impact the Company's internal control and financial reporting and integrity; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee. It held five meetings in 1999.

     The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve or recommend approval of compensation and compensation plans, including certain benefits, for employees at certain organizational levels (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code
Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held four meetings in 1999.

     The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee has authority to amend certain tax-qualified plans. The Pension Committee has five members and held two meetings in 1999.

     The Nominating and Organization Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in Board composition, committee structure, director qualification, and director compensation and retirement. This Committee recommends and monitors corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group.

     The Nominating and Organization Committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX.

In fulfilling its responsibility for making nominations to the Board of Directors, the Nominating and Organization Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Nominating and Organization Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031, and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination. The Committee has six members, none of whom is a Company employee. It held five meetings in 1999.

Directors' Compensation

     For services rendered during a year, non-employee directors receive a retainer of $35,000 per year, a portion of which is paid in CSX stock as described below. The Chair of each Board committee receives an additional annual retainer of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

     CSX directors must participate in the CSX Corporation Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. In addition, directors can annually elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into the CSX Directors' Stock Trust ("Directors' Trust"), a trust established for that purpose. The Directors' Trust is subject to the claims of creditors of CSX Corporation. In 1999, each director received a stock grant of 200 shares of CSX common stock with a market value on date of grant of $35.3125 per share, the average between the high and low prices reported on the New York Stock Exchange on December 8, 1999. Receipt of these shares and the income tax thereon were deferred for all directors, and the stock was issued to the Directors' Trust. Each non-employee director also received 1,000 stock options, with an exercise price of $35.3125 and a term of 10 years.

     For all deferred stock compensation, each director elects, in accordance with Internal Revenue Service requirements, a distribution schedule for such deferred stock compensation. Distributions of deferred stock compensation cannot occur before the later of the director's retirement from the Board or reaching age 65, and distribution periods cannot exceed 20 years.

     A director may elect to participate in the Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Jones, Mr. Morcott and Dr. Royal have directed deferred cash compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 31, 1999, represent the equivalent of 390 shares, 1,799 shares, and 371 shares of CSX stock, respectively.

     The Deferred Compensation Plan provides that if the Board determines that a change in control of CSX has occurred, as defined in the Plan, Plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the balance credited to directors' accounts. The Stock Plan provides that upon a change in control, shares, the receipt of which was deferred and held in trust, will be distributed unless the Participant has elected to remain in the Plan. Upon a change in control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan will be put into a trust until distribution under the terms of the plans and participants' distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change in control event, to continue participation in the Deferred Compensation

Plan and the Stock Plan as if a change in control had not occurred. Once such an election has been made and a change in control occurs, the election can be revoked, subject to a 5 percent penalty on distribution.

     CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, Dr. Royal, and Messrs. Burrus, Gottwald, Hall, Kunisch, McGlothlin, Morcott, Rice, and Snow.

     Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1999 and the amounts paid by the Company for contributions made by these directors in 1999 are: Dr. Bailey - $10,000; Mr. Burrus - $50,000; Mr. Brinegar - $29,600; Mr. Gottwald - $20,000; Mr. Hall - $50,000; Mr. Jones - $50,000; Mr. Kunisch - $50,000; Mr. McGlothlin - $50,000; Mr. Morcott - $14,000;
Dr. Richardson - $35,570; Mr. Rice - $50,000; Dr. Royal - $30,000; and Mr. Snow
- $50,000.

Certain Relationships and Related Transactions

     Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuire Woods Battle & Boothe, LLP, a law firm that regularly provides legal services to the Company and its subsidiaries.

Contractual Obligations

     To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, the Company has entered into change in control employment agreements ("Employment Agreements") with certain executives, including Messrs. Snow, Carpenter, Goodwin, and Aron. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change in control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change in control payments.

     The agreements also generally provide somewhat different treatment in certain change in control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body. During the period of regulatory review, the executive would only be entitled to severance benefits if he or she is constructively terminated by the Company. If a transaction were to receive regulatory approval, then the executive generally would be entitled to severance benefits if he or she is terminated other than for cause within one year after the regulatory approval or if the executive terminates his or her employment for good reason within such one-year period or voluntarily during the 30-day period following the first anniversary of the regulatory approval.

     In June 1998, CSXT entered into an agreement with Mr. Ronald J. Conway, President of CSXT. That agreement provides that for each of 1998, 1999, and 2000, Mr. Conway is to be paid not less than $1 million through a combination of base salary, annual cash bonus, and performance shares. Any part of his annual cash bonus which he elects to receive on a deferred basis in the form of Company stock will have a 25 percent premium also paid in Company stock. In addition, Mr. Conway is to receive a minimum of 20,000 employee stock options for each year of the agreement, as well as other incentives, benefits and perquisites made available to senior executives.

     In June 1999, the Company entered into employment agreements (individually, an "Agreement" and together, the "Agreements") with each of Mr. Snow, Mr. Alvin
R. Carpenter, Vice Chairman of CSX Corporation, and Mr. Conway to help insure continuity and, over time, a smooth transition in senior management of the Company and its CSXT subsidiary. Unless earlier terminated, the Agreements with Mr. Carpenter and Mr. Conway will terminate on the third and fourth anniversaries, respectively, of their effective dates. The Agreement with Mr. Snow will expire on the third anniversary of its effective date or, if later, the appointment of a successor as Chief Executive Officer of the Company. During the term of the Agreements, each executive has agreed to devote substantially all of his time and attention during normal business hours to the business and affairs of the Company. Each executive also is required not to disclose any confidential information regarding the Company after termination of the Agreement.

     The Agreements provide for an annual base salary at least equal to the base salary paid to the executives immediately prior to the effective date of the Agreements. Base salaries are subject to review in accordance with the Company's then current practice. After any increase in base salary, the base salary may not be reduced below that level. Each executive also is entitled to participate in bonus plans and receive the other benefits to which he was entitled prior to the effective date of the Agreements. In addition, each executive has received matching grants of restricted stock under the Agreements. Mr. Snow and Mr. Carpenter receive credit toward their pension benefits ratably over the restricted period for the restricted stock to the extent performance goals have been met as if the shares were paid as cash bonuses. For a discussion of the other terms of these restricted stock grants as provided in the Agreements, see "Report of the Compensation Committee on Executive Compensation - Matching Restricted Stock Grants."

     The Agreements may be terminated for "Cause" by the Company or for "Good Reason" by the executive, each as defined in the Agreements. Upon termination for Cause by the Company or other than Good Reason by the executive, the Company will have no further obligations to the executive after the date of termination.

     If the Company terminates an Agreement other than for Cause or Disability, or an Agreement is terminated by reason of death, or the executive terminates the Agreement for Good Reason, the Company is required to pay the executive, to the extent not previously paid, a lump sum equal to (i) his base salary through the date of termination, and (ii) the product of (x) the highest annual bonus paid to the executive for any of the three years preceding the effective date of the Agreement and (y) a fraction, the numerator of which is the number of days from the beginning of the fiscal year in which the termination occurs to the termination date and the denominator of which is 365. In addition to this lump sum cash payment, all shares of restricted stock subject to an Agreement will vest immediately. The Company also will provide continued medical and dental benefits to the executive until the originally scheduled termination date of the applicable Agreement. In addition, the executive will receive any unpaid amounts or benefits required to be paid or provided under Company plans, programs, or policies through the date of termination. If an executive dies or becomes disabled during the term of the Agreement, the executive or his legal representatives will receive the termination benefits described above, in addition to other death and disability benefits provided under the Company's current plans.

     If the executive's employment is terminated before the end of the employment period for any reason other than Death or Disability, or Good Reason, all as defined in the Agreement, he forfeits the restricted shares. If his employment is terminated for Death or Disability, or if he terminates his employment for Good Reason, the restricted shares vest. In these circumstances, he is also paid a prorated amount of his base salary plus highest bonus paid during the three years prior to commencement of the Employment Period.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that, with one exception, the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year. The only exception relates to the Form 3 filed by Mr. Gary M. Spiegel, Senior Vice President-Operations of CSX Transportation, Inc., in September 1999. Mr. Spiegel's ownership of 460 shares of CSX common stock as a participant in CSX's employee stock purchase and dividend reinvestment plan was not reported on his original Form 3, but has been reported on a late filed amendment.

          Security Ownership of Certain Beneficial Owners, Directors,
                            and Executive Officers

                                                                     Amount and Nature of Beneficial Ownership

                                                                                  Shares for which
                                                                                      Beneficial
                                                                                      Ownership                    Percent
                                                              Shares               can be Acquired       Total        of
                     Name of                               Beneficially            within 60 Days     Beneficial    Class
Title of Class       Beneficial Owner (Note 1)                Owned                   (Note 2)         Ownership   (Note 3)
----------------------------------------------------------------------------------------------------------------------------
CSX Corp.            Elizabeth E. Bailey                      8,296                     1,000            9,296        *
Common Stock         H. Furlong Baldwin                       6,399                     1,000            7,399        *
$1 Par Value         Claude S. Brinegar                       2,700                     1,000            3,700        *
                     Robert L. Burrus, Jr.                   10,729                     1,000           11,729        *
                     Bruce C. Gottwald                       21,918                     1,000           22,918        *
                     John R. Hall                            15,654                     1,000           16,654        *
                     E. Bradley Jones                         2,740                     1,000            3,740        *
                     Robert D. Kunisch (Note 4)              13,008                     1,000           14,008        *
                     James W. McGlothlin (Note 5)           225,439                     1,000          226,439        *
                     Southwood J. Morcott                    11,732                     1,000           12,732        *
                     Charles E. Rice                         14,492                     1,000           15,492        *
                     William C. Richardson                    4,894                     1,000            5,894        *
                     Frank S. Royal                           8,071                     1,000            9,071        *

                     John W. Snow                         1,879,192      (Note 6)   2,047,800        3,926,992       1.8%
                     Alvin R. Carpenter                     876,848      (Note 6)     218,000        1,094,848        *
                     Ronald J. Conway                       218,415      (Note 6)          --          218,415        *
                     Paul R. Goodwin                        266,851      (Note 6)     161,400          428,251        *
                     Mark G. Aron                           347,610      (Note 6)     161,400          509,010        *

                     Executive officers as a group        4,910,745 (Notes 6 & 7)   3,326,986        8,237,731       3.7%
                     (18 including those named above)
                     and all directors and nominees

                     Capital Research and Management     12,719,000                        --       12,719,000       5.8%
                     Company (Note 8)
                     333 South Hope Street
                     Los Angeles, CA 90071

                     Sanford C. Bernstein and Co., Inc.  28,458,686                        --       28,458,686      13.0%
                     (Note 9)
                     767 Fifth Avenue
                     New York, NY 10153
----------------------------------------------------------------------------------------------------------------------------

Notes to Security Ownership of Certain Beneficial Owners, Directors, and
------------------------------------------------------------------------
Executive Officers
------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 3, 2000.

Note 2  Represents shares under options exercisable within 60 days.

Note 3 Based on 218,600,527 shares outstanding on March 3, 2000, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

Note 4 Mr. Kunisch's ownership includes 1,000 shares of common stock held in a limited partnership in which Mr. Kunisch holds an ownership interest.

Note 5 Mr. McGlothlin's ownership includes 200,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 6 The ownership of Messrs. Snow, Carpenter and Conway includes restricted shares of common stock in the amount of 250,000 shares, 150,000 shares, and 100,000 shares, respectively. Mr. Snow's ownership includes 194,811 shares of common stock owned jointly with his wife. This column also includes stock purchased by the named executive officer or group of executive officers pursuant to CSX's Stock Purchase and Loan Plan ("SPLP"). Under the SPLP, certain officers could purchase shares of CSX common stock at fair market value on offering dates in 1991, 1992 and 1996. Each provided a down payment that remains at risk. Aportion of the value used for down payment was provided through a full recourse loan from CSX. The balance of the purchase price was satisfied through non-recourse loans provided by CSX and secured by the shares purchased. The loans bear interest at the Applicable Federal Rate in effect at the time the loans were issued. Participants can pay the balance due on the loans between July 31, 2001, and August 1, 2003.

             Dividends paid on the shares purchased are applied against accrued interest on the non-recourse loans. The differential between accrued interest and applied dividend payments will be forgiven under the terms of the SPLP at the time the loans are repaid.

             Messrs. Snow, Carpenter, Goodwin, and Aron agreed that the purchase price of their stock is fixed at $45.13 per share. Six other executive officers agreed that after fiscal year 1998 the purchase price of their stock is fixed at $47.50 per share. In consideration for their agreement to forego loan forgiveness already achieved, these six participants received a cash payment in January 1999.

             For the executives named below, the number of shares purchased pursuant to the SPLPand the aggregate loan balances as of December 31, 1999, are indicated in the following table:


                                                             Full Recourse Loan    Non-Recourse Loan
                                                   Number    Unadjusted Balance    Unadjusted Balance
Name                                              of Shares     12/31/99 (i)         12/31/99 (ii)
------------------------------------------------------------------------------------------------------
John W. Snow                                       679,775      $   318,848           $27,327,119
Alvin R. Carpenter                                 308,245          433,065            12,838,299
Paul R. Goodwin                                    162,685           76,308             6,539,976
Mark G. Aron                                       162,685           76,308             6,539,976
------------------------------------------------------------------------------------------------------
All executive officers as a group
(18 persons, including those named above)        1,956,343      $ 1,441,800           $80,116,856
------------------------------------------------------------------------------------------------------

             (i) For executive officers who participated in the 1991 or 1992 offering, the balances include principal only. For those with down payment loans for the 1996 offering, balances include principal and accrued interest. Interest will be forgiven on payment of loans.

             (ii) Balances include principal and accrued interest net of dividends. Interest will be forgiven on payment of loans.

Note 7 This column includes ownership by executive officers other than those named above as follows: 17,489 shares of common stock owned by an executive officer's spouse and 980 shares of common stock held in a family trust over which the executive officer has voting and investment power.

Note 8 Information reported is derived from a Schedule 13G of Capital Research and Management Company dated February 10, 2000, and filed with the Securities and Exchange Commission. As reported in the
             Schedule 13G, the person filing the statement has the sole power to dispose or to direct the disposition of 12,719,000 shares.

Note 9 Information reported is derived from a Schedule 13G of Sanford C. Bernstein and Co., Inc. dated February 8, 2000, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 15,803,260 shares, shared power to vote or direct the vote of 2,715,259 shares, and has the sole power to dispose or to direct the disposition of 28,458,686 shares.

Executive Compensation

The individuals named below include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 31, 1999. Information is provided for the fiscal years ending on December 31, 1999; December 25, 1998; and December 26, 1997.

                                                    Summary Compensation Table

                                                                              Long-Term Compensation
                                                                       --------------------------------------
                                       Annual Compensation                     Awards               Payouts
                                    ----------------------------------------------------------------------------------------
                                                            Other                    Securities
                                                            Annual     Restricted    Underlying      LTIP        All Other
                                                            Compen-       Stock       Options/      Payouts       Compen-
Name and                                                   sation ($)  Award(s)($)    SARs (#)        ($)        sation ($)
Principal Position            Year  Salary ($)  Bonus ($)   (Note 2)    (Note 1)      (Note 3)      (Note 4)      (Note 5)
----------------------------------------------------------------------------------------------------------------------------
John W. Snow                  1999  $1,100,008  $      0   $424,356     $        0     290,000     $  696,247     $273,239
Chairman, President           1998   1,100,008    Note 1    284,939      1,303,500           0        654,681      240,132
& CEO                         1997   1,000,008    Note 1    245,608      1,875,000     852,400      1,969,875      208,537

Alvin R. Carpenter            1999     775,008         0    420,951              0     145,000        359,500       70,310
Vice Chairman                 1998     775,008    Note 1    265,373        775,008           0        368,719       61,003
                              1997     700,008    Note 1    221,545        956,250     450,000        753,189       55,377

Ronald J. Conway              1999     483,333         0    139,104              0      40,000        259,638      534,500
President                     1998     150,000    Note 1     14,099        125,000           0        383,058      795,450
CSXT                          1997      Note 6    Note 6     Note 6         Note 6      Note 6         Note 6       Note 6

Paul R. Goodwin               1999     475,000         0    121,337              0     100,000        204,779       29,577
Executive Vice President-     1998     425,008   298,350     73,876              0           0        192,553       25,963
Finance and CFO               1997     389,174   375,000     62,393              0     178,000        579,375       23,066

Mark G. Aron                  1999     425,000         0    214,291              0      80,000        204,779      112,094
Executive Vice President-     1998     425,000   149,175    161,224        186,469           0        192,553       98,266
Law and Public Affairs        1997     370,834   375,000    166,699              0     228,000        579,375       84,954
----------------------------------------------------------------------------------------------------------------------------


Notes to Summary Compensation Table
-----------------------------------

Note 1 Management employees may elect to receive all or a portion of their bonuses in CSX stock. Employees who elected to receive cash bonuses in stock and deferred them for tax purposes received a premium paid in stock. That premium was 25 percent for 1997 and 1998, and 15 percent for 1999. Such stock was issued to the CSX Executives Stock Trust ("Executives Trust") and is restricted from sale until employment with CSX is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change in control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonus- es and premiums paid in stock as of the date bonuses were granted for Messrs. Snow, Carpenter, Conway and Aron. The amounts shown in the Restricted Stock Award(s) column do not reflect amounts withheld to satisfy Medicare and related tax withholding liabilities. Employees who defer their bonuses in the form of stock into the Executives Trust receive cash dividend equivalent payments or may elect to have dividends reinvested by the Executives Trust in CSX stock. As of December 31, 1999, restricted stock balances and their corresponding values, based on the closing price of CSX stock on the NYSE on that date were: Mr. Snow - 139,130 shares ($4,365,204); Mr. Carpenter - 71,801 shares ($2,252,756); Mr.
             Conway - 3,752 shares ($117,719); Mr. Goodwin - 18,808 shares ($590,101); Mr. Aron - 11,739 shares ($368,311).

Note 2 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 1999, for Mr. Snow, $35,565 for life insurance premiums; for Mr. Aron, $51,684 for club dues; (b) during 1998, for Mr. Snow, $35,162 for life insurance premiums and $23,050 for aircraft usage; for Mr. Carpenter, $14,985 for life insurance premiums and $15,191 for aircraft usage; (c) during 1997, for Mr. Snow, $35,793 for life insurance premiums; for Mr. Carpenter, $33,244 for Executive Edge Deferred Income Insurance ("EDII"); for Mr. Aron, $53,967 for EDII. (Because of increased limitations on the extent to which benefits may be paid from qualified plans, CSX agreed to provide reimbursement for premiums paid by executives for EDII for payment of unfunded benefit obligations. Executives paid the insurance premiums and were then reimbursed by the Company for premiums and compensation taxes incurred. The amounts so paid are indicated. The EDII plan was discontinued in 1998.)

Note 3 This column represents the number of employee stock options granted. Employee stock options were not granted to the named executive officers during 1998. Stock appreciation rights ("SARs") were not granted in 1999, 1998 or 1997.

Note 4 LTIP ("Long-Term Incentive Plan") payouts for 1999 represent the fair market value of $25.2813 per share of performance shares award- ed for the 1997-1999 performance cycle on February 9, 2000, pursuant to the 1987 Long-Term Performance Stock Plan ("1987 Plan"). See the Long-Term Incentive Plans -- Awards in Last Fiscal Year table and Note 6 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table, regarding the SPLP and awards made pursuant to it.

Note 5 Amounts shown include the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 1999, these amounts are: for Mr.
             Snow, $240,239; for Mr. Carpenter, $46,258; for Mr. Goodwin, $15,327; for Mr. Aron, $99,344. Amounts shown also include the Company's matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts con- tributed for 1999 are: for Mr. Snow, $33,000; for Mr. Carpenter, $24,052; for Mr. Conway, $13,500; for Mr. Goodwin, $14,250; for Mr. Aron, $12,750. For Mr. Conway, the amount shown includes payments for separation costs upon Mr. Conway's termination of employment from Conrail which CSX was obligated to pay pursuant to agreement with Norfolk Southern Corp., Conrail, Inc., and their affiliates. In 1998, that payment was $791,700, and in 1999 it was $263,900. For Mr. Conway, the amount shown for 1999 also includes a payment of $257,100 to fulfill the requirement of his employment agreement described in "Contractual Obligations."

Note 6 Mr. Conway began his employment with CSXT on June 22, 1998, and was named an executive officer as of July 8, 1998.

Stock Option Grants

     The following table reflects stock options granted to the named executives in 1999.


                 Option/SAR Grants in Last Fiscal Year (Note 1)

                                                    Individual Grants                                      Grant Date Value
------------------------------------------------------------------------------------------------------------------------------
                                                    Percent of Total
                                                  Options/SARs Granted
                         Number of Securities       to Employees in       Exercise or
                        Underlying Options/SARs        Fiscal Year         Base Price      Expiration          Grant Date
Name                          Granted (#)               (Note 2)           ($/Share)          Date         Present Value ($)
------------------------------------------------------------------------------------------------------------------------------
John W. Snow               290,000 (Note 3)               8.99%             $40.9688       02/09/2009     $2,813,000 (Note 3)

Alvin R. Carpenter         145,000 (Note 3)               4.49%              40.9688       02/09/2009      1,406,500 (Note 3)

Ronald J. Conway            40,000 (Note 4)               1.24%              44.8125       04/26/2009        898,400 (Note 4)

Paul R. Goodwin            100,000 (Note 3)               3.10%              40.9688       02/09/2009        970,000 (Note 3)

Mark G. Aron                80,000 (Note 3)               2.48%              40.9688       02/09/2009        776,000 (Note 3)
------------------------------------------------------------------------------------------------------------------------------

Notes to Option/SAR Grant Table
-------------------------------

Note 1       SARs were not granted during 1999.

Note 2 A total of 3,226,425 employee stock options were granted during 1999.

Note 3 Stock options granted to certain executives on February 10, 1999, pursuant to the 1987 Plan, at an exercise price of $40.9688, which was the fair market value as of the date of the grant. The options are subject to a one-year vesting period, becoming exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on February 10, 1999, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $40.9688 (mean price on grant date); market price on grant date - $40.9688; assumed exercise date - February 9, 2005; risk-free rate of return - 4.82 percent (10-year U.S. Treasury bond rate); dividend yield - 2.60 percent (5-year quarterly average); volatility assumption - 0.236 percent.

Note 4 Stock options granted to employees on April 27, 1999, pursuant to the 1987 Plan, at an exercise price of $44.8125, which was the fair market value as of the date of the grant. The options are subject to a one-year vesting period, becoming exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on April 27, 1999, has been reported using the Black-Scholes option pricing model.
             The values presented are based on the following assumptions: exercise price - $44.8125 (mean price on grant date); market price on grant date - $44.8125; assumed exercise date - April 26, 2005; risk-free rate of return - 5.21 percent (10-year U.S. Treasury bond rate); dividend yield - 2.60 percent (5-year quarterly average); volatility assumption - .244 percent.

Stock Options and Stock Appreciation Rights

      The following table reflects the number of stock options exercised by the named executives in 1999, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money."

                 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                          Number of Securities             Value of Unexercised
                                                         Underlying Unexercised                In-The-Money
                                                       Options/SARs at FY-End (#)   Options/SARs at FY-End ($) (Note 1)
------------------------------------------------------------------------------------------------------------------------
                          Shares
                       Acquired on       Value
Name                   Exercise (#)   Realized ($)    Exercisable    Unexercisable   Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------------
John W. Snow              201,780      $4,905,372      1,895,400       1,142,400      $1,484,075          $        0
Alvin R. Carpenter              0               0         98,002         594,998               0                   0
Ronald J. Conway                0               0              0          40,000               0                   0
Paul R. Goodwin            23,428         683,545        133,401         277,999               0                   0
Mark G. Aron               23,428         761,045        133,401         307,999               0                   0
------------------------------------------------------------------------------------------------------------------------

Notes to Aggregated Options/SAR Exercise Table
----------------------------------------------


Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $31.0313, the mean value of CSX common stock on December 31, 1999.

Long-Term Incentive Awards

      The following table sets forth information regarding long-term incentive awards under the 1987 Plan.

                                      Long-Term Incentive Plans - Awards in Last Fiscal Year

                     Number of Shares, Units     Performance or Other Period        Estimated Future Payouts
Name                   or Other Rights (#)       Until Maturation or Payout     Under Non-Stock Price-Based Plans
-------------------------------------------------------------------------------------------------------------------
John W. Snow                 250,000                     3 years                              Note 1
Alvin R. Carpenter           150,000                     3 years                              Note 1
Ronald J. Conway             100,000                     4 years                              Note 1
-------------------------------------------------------------------------------------------------------------------

Notes to Long-Term Incentive Plan Table
---------------------------------------

Note 1 Represents awards of restricted stock made to Messrs. Snow, Carpenter, and Conway pursuant to the Agreements described in "Contractual Obligations." The final payout of these awards will be made in full if (a) the employee remains employed by the Corporation or its subsidiaries for the full employment term and
             (b) the Company's average free cash-flow per share on an annualized basis, as adjusted for extraordinary events, during the employment period is higher than its free cash-flow per share, as adjusted for any extraordinary events, for the four consecutive quarters ending March 26, 1999. An additional condition of this award was the requirement that Messrs. Snow, Carpenter, and Conway each purchase on the open market and at their personal expense Company shares equal in number to those awarded as Restricted Shares.

Pension Plans

The following table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at normal retirement age after selected periods of service and in specified compensation groups.

                                                        Pension Plan Table

 Average Compensation             Gross Annual Pension Payable Before Offset for Railroad Retirement or Social Security
During Five Consecutive                                Annuity Based on Creditable Years of Service of:
 Years of Highest Pay       15 Years      20 Years        25 Years     30 Years     35 Years      40 Years      44 Years
--------------------------------------------------------------------------------------------------------------------------
      $  600,000            $135,000     $  180,000      $  225,000   $  270,000   $  315,000    $  360,000    $  396,000
         800,000             180,000        240,000         300,000      360,000      420,000       480,000       528,000
       1,000,000             225,000        300,000         375,000      450,000      525,000       600,000       660,000
       1,200,000             270,000        360,000         450,000      540,000      630,000       720,000       792,000
       1,400,000             315,000        420,000         525,000      630,000      735,000       840,000       924,000
       1,600,000             360,000        480,000         600,000      720,000      840,000       960,000     1,056,000
       1,800,000             405,000        540,000         675,000      810,000      945,000     1,080,000     1,188,000
       2,000,000             450,000        600,000         750,000      900,000    1,050,000     1,200,000     1,320,000
       2,200,000             495,000        660,000         825,000      990,000    1,155,000     1,320,000     1,452,000
       2,400,000             540,000        720,000         900,000    1,080,000    1,260,000     1,440,000     1,584,000
       2,600,000             585,000        780,000         975,000    1,170,000    1,365,000     1,560,000     1,716,000
       2,800,000             630,000        840,000       1,050,000    1,260,000    1,470,000     1,680,000     1,848,000
       3,000,000             675,000        900,000       1,125,000    1,350,000    1,575,000     1,800,000     1,980,000
       3,200,000             720,000        960,000       1,200,000    1,440,000    1,680,000     1,920,000     2,112,000
       3,400,000             765,000      1,020,000       1,275,000    1,530,000    1,785,000     2,040,000     2,244,000
       3,600,000             810,000      1,080,000       1,350,000    1,620,000    1,890,000     2,160,000     2,376,000
       3,800,000             855,000      1,140,000       1,425,000    1,710,000    1,995,000     2,280,000     2,508,000
       4,000,000             900,000      1,200,000       1,500,000    1,800,000    2,100,000     2,400,000     2,640,000
       4,200,000             945,000      1,260,000       1,575,000    1,890,000    2,205,000     2,520,000     2,772,000
--------------------------------------------------------------------------------------------------------------------------

     Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus. In the case of employees who took their bonus in Company Stock, as explained in Note 1 to the Summary Compensation Table, the amount of the bonus for Pension Plan computations is the cash value of the bonus prior to addition of the premium for receipt of the bonus in stock. The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for retirement commencing at age 65 without diminution of benefits. Retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service. Additional amounts creditable as annual bonus for purposes of pension computation for Messrs. Snow and Carpenter are described in "Contractual Obligations."

     As of December 31, 1999, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 44 years; Mr. Carpenter, 44 years; Mr. Conway, 32.5 years; Mr. Goodwin, 44 years; and Mr. Aron, 44 years.

     The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code, which is $135,000 for 2000. Also, in calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $170,000 for 2000. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.


        * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                Comparison of Five-Year Cumulative Total Return*
           CSX Corporation, S&P 500, Dow Jones Transportation Average

                                    [CHART]

                                                        Dow Jones
                                                      Transportation
                             CSX Corp.    S&P 500        Average

               1994            100          100            100
               1995            134          138            139
               1996            127          169            159
               1997            165          226            236
               1998            130          290            230
               1999            101          351            220

* $100 Invested on December 31, 1994, in stock or index -- including reinvestment of dividends. The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company's fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

Source: Research Data Group, Inc.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This report describes the philosophy, objectives and components of the Company's executive officer compensation program and the manner in which 1999 compensation determinations were made for the Company's Chief Executive Officer, Mr. John Snow, and other executive officers, including the executive officers whose compensation is reported in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers").

     The Compensation Committee (the "Committee") of the Company's Board of Directors is composed of the directors named below, none of whom is an officer or employee of the Company and all of whom are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering the Company's compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. Based on recommendations of the Committee, the Board is responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

     The Company's executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company's executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the sustained short-term and long-term performance of the Company, of individual business units of the Company and of the individual executive officer.

     Accordingly, the Company's executive compensation programs are structured and administered applying the following principles:

     . Competitiveness. Consistent with the Company's performance, total compensation for executive officers is targeted to produce pay comparable to and competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company's ability to attract and retain highly motivated and effective executives.

          In determining executive officer compensation for 1999, the Committee used market data regarding the compensation paid for similar positions by 76 other companies with annual revenues ranging from $7 billion to $20 billion as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included three companies which, like the Company, form part of the Dow Jones Transportation Average (described in the Performance Graph included in this Proxy Statement), and which can be expected to compete directly with the Company for investors and business. However, since the job market for the Company's executives is not limited to the Company's industry and since the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison companies are more broadly based and consist of other corporations with which the Company can be expected to compete for executive talent. Therefore, the "comparison group" is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     . Performance Incentives. A substantial portion of the total compensation package for executive officers is at risk, consisting of performance-based cash and equity incentives that link executive compensation to Company, business unit and individual performance. Performance incentives provide rewards for achieving strong operating and financial performance, motivate executive officers and encourage a dedicated focus on building value for shareholders.

     . Alignment of Interests with Shareholders. A significant portion of each executive officer's total compensation is linked directly to the achievement of specific, measurable performance results which are intended to create both short- and long-term value for the shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company's stock. At year-end, CSX executives and employees owned directly or beneficially approximately 24 million shares, which is approximately 11percent of all shares outstanding.

Components of Compensation

     The total compensation package for executive officers during 1999 was composed of three key elements:

     .    Base Salary
     .    Short-Term Incentives
     .    Long-Term Incentives

     In establishing and administering each of these components, the Committee considers the following factors: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against corporate, business unit and individual performance objectives that are established for each performance period by the Committee. The Committee in recent years has sought to provide a total compensation package for executive officers (assuming all performance objectives are met) approximating the 85th percentile of the total compensation paid for similar positions by the comparison companies.

Base Salary

     The Committee determines a salary for each Named Executive Officer and certain other executive officers based upon the Committee's assessment of the individual's performance and contribution to the Company's objective performance goals. Base salaries for 1999 generally were targeted to be at approximately the 50th percentile of salaries paid for similar positions by the comparison companies. Historically, base salaries of executive officers have been reviewed every 15 to 24 months to determine whether adjustments are appropriate in light of then-current market data for the comparison companies. Increases may also be given to recognize individual performance by the executive and contributions to the Company's and, if applicable, the business unit's achievement of its performance objectives.

     Except for Mr. Conway, who received an increase in base salary upon his promotion to President of CSXT, none of the Named Executive Officers received an increase in base salary during 1999. Mr. Conway also is entitled to minimum annual compensation under the terms of the agreement pursuant to which he was hired by the Company in 1998. This is to be provided through a combination of base salary, short-term incentives and performance shares. See "Contractual Obligations."

Short-Term Incentives

     The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of targeted performance levels.

     Named Executive Officers are awarded annual cash incentive bonuses under the Company's Senior Management Incentive Compensation Plan ("SMICP") based on the achievement by the Company or the executive's business unit of certain financial performance objectives for each year as established by the Committee. For 1999, these performance objectives were measured by the overall Return on Invested Capital ("ROIC") of the Company or the executive's business unit, as the case may be, compared to the Company's Cost of Capital ("COC"). Objective levels of performance were set to reward improvement over the prior year's results and achievement of ROIC at or above the COC. The bonus amount potentially available to each Named Executive Officer under the SMICP for the achievement of specific levels of such performance objectives is expressed as a percentage of an executive's base salary at the beginning of the performance period.

     The Committee has the authority, in its sole discretion, to make downward adjustments to bonus awards under the SMICP to reflect the impact of unplanned events, performance below other financial or strategic objectives (including earnings per share, the Company's operating ratio, operating income and cash available to the Company, and the performance of the Company's subsidiaries), and an executive's individual performance based on such factors as the Committee deems appropriate.

     For 1999, under the SMICP, the formula for certain performance measures against ROIC would have resulted in an award of an annual cash incentive bonus. However, after considering other performance factors, Mr. Snow and senior management recommended that the Committee eliminate such awards. The Committee concurred in the recommendation, exercised its discretion under the SMICP to make downward adjustments, and declined to pay annual cash incentive bonuses under the SMICP.

     Other executive officers are awarded annual cash incentive bonuses under the Company's Management Incentive Compensation Plan ("MICP") based on the Committee's evaluation of the executive's performance and such other objective measures and subjective factors as the Committee deems appropriate.

     Named Executive Officers and other executive officers may defer receipt of their cash incentive bonuses under the SMICPand the MICPby electing to receive all or a portion of their awards in stock. Historically, a stock premium has been added to the amount deferred to further encourage executives to invest in the Company's Common Stock and thereby align their interests with those of shareholders.

Long-Term Incentives

     The long-term compensation incentives available for executive officers of the Company are composed of equity-based incentive awards which can be awarded under the 1987 Long-Term Performance Stock Plan (the "1987 Plan"), including stock options, performance shares, and other equity-based awards. In addition, executive officers may receive cash awards under the Company's Market Value Cash Plan ("Cash Plan"). These long-term programs are designed to provide incentives for the creation of shareholder value over the long term since their value and benefit cannot be realized unless the price of the Company's Common Stock appreciates over a specified number of years. The incentives are established and awarded with the objective of bringing total direct compensation (base salary, short-term incentives, and long-term incentives) to approximately the 85th percentile of total direct compensation paid for similar positions by the comparison companies.

Stock Options

     The Committee recommended and the Board approved grants of stock options to executive officers (other than Named Executive Officers) in 1999 based on the price of the Company's stock, competitive market grant levels for similar positions made by the comparison companies, and the availability of stock under the 1987 Plan. Options generally become exercisable over multi-year periods to help link the long-term interests of executive officers with those of shareholders.

     In 1999, the Committee approved the granting of stock options based on the criteria described above to the Named Executive Officers. These grants are set forth in the table entitled "Option/SAR Grants in Last Fiscal Year." The Compensation Committee concluded that such grants were appropriate for the purpose of insuring executive officer retention and providing incentives during the integration resulting from the Conrail acquisition.

Performance Shares

     In December 1998, the Committee recommended approval of a grant of performance shares to the Named Executive Officers for the 1999-2001 performance period. The grant was based on competitive long-term value delivered by companies in the comparison group to executives holding similar positions and the price of the Company's stock. Each performance share granted is equivalent in value to a share of the Company's Common Stock and payment at the end of a three-year performance period is made in shares of the Company's Common Stock. Future payment will be based on the Company's or the executive's business unit's performance for that period as determined by average ROIC during that period compared against the Company's average COC.

     Performance shares were awarded in February 2000 to the Named Executive Officers for the 1997-1999 performance period based upon the Company's or business unit's achievement of average ROIC against the Company's average COC.

Market Value Cash Plan

     The Company has a Market Value Cash Plan (the "Cash Plan") to allow participants to receive current cash payments based on sustained increases in the market price for the Company's Common Stock. The Named Executive Officers and most of the executive officer group elected to waive their rights to certain benefits available to them under the Company's Stock Purchase and Loan Plan ("SPLP") in order to participate in the Cash Plan. Under the Cash Plan, participants may be awarded units that are used to determine the cash amount to be paid when each of a series of predetermined Company stock price targets are met and sustained for a period of at least 15 business days. During 1999, the performance targets were not met. Accordingly, no payments were made under the Cash Plan during 1999.

Matching Restricted Stock Grants

     During 1999, the Committee authorized matching restricted stock grants to certain of the Named Executive Officers (including the Company's Chairman, President and Chief Executive Officer) as a retention and succession planning tool. Under the terms of the grant, each of the participating Named Executive Officers was required to purchase a minimum number of shares of Common Stock in order to receive the matching grant of restricted stock. Pursuant to this program, Messrs. Snow, Carpenter, and Conway purchased 250,000 shares, 150,000 shares, and 100,000 shares of Common Stock, respectively, and received matching grants of like numbers of shares of restricted stock.

     The restricted stock grants will vest at the end of a three-year period for Mr. Snow and Mr. Carpenter and a four-year period for Mr. Conway if the Company's average free cash flow per share passes a threshold. In addition, vesting may be accelerated by the Committee in its discretion. Specifically, the Committee has such discretion if such free cash flow is higher than free cash flow per share for the four consecutive quarters ending March 26, 1999, with adjustments permitted for extraordinary events. In addition, vesting will be accelerated upon a "Change in Control" of the Company as defined in the 1987 Plan. Holders of the restricted stock receive quarterly cash dividend equivalents on such shares.

     In connection with the restricted stock grants, the Committee also negotiated employment agreements with each of Messrs. Snow, Carpenter, and Conway to help insure continuity of management. For a discussion of the terms of such employment agreements, see "Contractual Obligations."

Stock Ownership Guidelines for 1999

     In addition to long-term incentive awards, the Committee believes that, to link the interests of executive officers to those of the Company's shareholders, it is also necessary to require that executive officers own a significant amount of the Company's stock. As a result, the Committee applied the following formal stock ownership guidelines during 1999:

     Position                             Minimum Aggregate Value Equivalent
     -----------------------------------------------------------------------
     Chief Executive Officer              15 times base salary
     Other Named Executive Officers       10 times base salary
     Other Executive Officers             6 - 8 times base salary

     These guidelines significantly exceed stock ownership guidelines of the comparison companies. The Company has adopted certain programs to facilitate executive officer stock ownership at the required levels. These included the offer to match cash bonuses deferred into stock with up to an additional 25 percent value also in stock; deferral programs that allow for reinvestment of dividends into additional shares of Company stock; and development of the SPLP described elsewhere in this Proxy Statement. As of December 31, 1999, each Named Executive Officer owned more than the required amount of the Company's stock, as did all the executive officers who have more than three years of Company service.

2000 Compensation Guidelines

     During 1999, the Company was undergoing a significant transition, changing from a multi-modal, multi-unit transportation company into a primarily rail-based transportation company. While management and the Committee believe that the Company's existing compensation programs were appropriate and effective compensation, incentive and retention tools, management and the Committee believed that it was appropriate in 1999 to reexamine these programs in view of the significant corporate evolution. Management led an internal assessment and concluded that certain modifications, as described below, would better serve the changing organization.

     Two nationally-recognized consulting firms were retained to aid management in this assessment. Based on the assessment, the Committee will implement the following principal changes to its compensation program beginning in 2000:

     . Total direct compensation will be targeted between the 55th and 65th percentile of comparable companies (as compared to the 85th percentile), primarily reflecting a shift to a target of the 50th percentile for total long-term incentive compensation.

     . Base salaries will be reviewed on an annual basis, resulting in possible adjustments on January 1st of each year.

     . The SMICP will be terminated and replaced with the Senior Executive Incentive Compensation Plan being submitted for shareholder approval at the Annual Meeting.

     . A substantial portion of long-term compensation will be provided to the Named Executive Officers through the grant of stock options (approximately 70 percent) and a long-term cash plan with performance measures based on an external peer group (approximately 30 percent).

     .    Grants of performance shares no longer will be made.

     . Stock Ownership Guidelines will be reduced, although such Guidelines will continue to exceed those of the comparison companies.

1999 Compensation for the Chief Executive Officer

     For 1999, the Company's most highly-compensated executive was John W. Snow, Chairman, President, and Chief Executive Officer. Mr. Snow's 1999 performance was reviewed by the Committee and discussed with the non-employee directors of the Company and Mr. Snow. The Committee's recommendations to the Board concerning the annual and long-term components of Mr. Snow's compensation were based on the considerations discussed below, all of which were accepted without modification by the Board. The performance and other factors on which Mr. Snow's 1999 compensation was based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report. Mr. Snow is eligible to participate in the same compensation plans available to other Named Executive Officers of the Company.

     The Committee considered financial and strategic results of the Company in 1999. While the financial performance of CSX was disappointing, the Committee believes that Mr. Snow achieved important strategic objectives in the year, leading the Company effectively through the difficult and complex integration of Conrail and creating the framework for successful unified rail operations in the future. Further, Mr. Snow enhanced the Company's financial position by arranging the sale of Sea-Land's international liner business to Danish carrier, Maersk. That transaction refocused the Company's container-shipping unit on higher margin, less capital intensive businesses. Mr. Snow also is a leader in the U.S. transportation industry. The Committee believes Mr. Snow plays a critical role in ensuring that regulatory and legislative initiatives take into account the Company's business and policy objectives. Currently, Mr. Snow is Chairman of the Board of Directors of the Association of American Railroads for the year 2000.

Base Salary

     During 1999, performance objectives were not met. Therefore, Mr. Snow did not receive an increase in base salary in 1999.

Short-Term Incentives

     Under the SMICP, performance measures against ROIC would have resulted in the award of an annual cash incentive bonus for 1999 for Mr. Snow and other senior management. However, after considering the overall performance of the Company, Mr. Snow and senior management recommended that the Committee eliminate such awards. The Committee concurred in the recommendation, exercised its discretion to make downward adjustments under the SMICP, and declined to pay annual cash incentive bonuses.

Long-Term Incentives

     As mentioned previously, the Committee believes that Mr. Snow's 1999 strategic initiatives provided the framework for future financial success of the Company. Accordingly, long-term incentives, the value of which depends on results in future periods, made up the largest portion of Mr. Snow's 1999 compensation. These incentives were targeted to bring the total direct compensation (base salary, short-term incentives, and long-term incentives) for Mr. Snow for 1999 to approximately the 85th percentile of total direct compensation paid to the chief executive officers by the comparison companies.

     In December 1996, the Board approved a grant of 34,000 performance shares for the 1997-1999 performance period under the 1987 Plan. The actual number of shares subsequently awarded was based upon ROIC compared to the Company's average COC during the performance period. The Committee recommended that an award of 27,540 performance shares be made to Mr. Snow in February 2000 for the 1997-1999 performance period.

     In December 1998, the Committee recommended and the Board approved a grant of 50,000 performance shares for the 1999-2001 performance period. Final payment of the shares granted will be determined based upon Company ROIC compared to the average COC.

In June 1999, the Company entered into an employment agreement with Mr. Snow and two other executives, which awarded them matching grants of restricted stock. See "Contractual Obligations" and "Matching Restricted Stock Grants." The Committee believes that such agreements were necessary to ensure management continuity at a time of industry transition and a highly competitive market for executive talent. The Committee also believes these agreements sharpened focus on building shareholder value by requiring the executives to purchase CSX stock as a condition to receiving the matching grant.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any Named Executive Officer who is employed on the last day of the year. However, "performance-based compensation" pursuant to a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). The SMICP and the 1987 Plan have been approved by the shareholders of the Company.

     The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company's overall compensation philosophy and objectives. The Company's compensation program for Named Executive Officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company's federal income tax deductions for compensation expense, and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements of Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the Company's and its shareholders' best interests. The Committee's ability to exercise discretion and to retain flexibility in this regard may in certain circumstances outweigh the advantages of qualifying compensation as deductible under Section 162(m).

     The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company's performance and total returns to its shareholders.



                                        Compensation Committee


                                        Charles E. Rice, Chairman
                                        Bruce C. Gottwald
                                        John R. Hall
                                        Robert D. Kunisch
                                        Frank S. Royal,
                                           the entire Committee

                                        Richmond, Virginia
                                        February 8, 2000

2. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 2000. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

          The Board of Directors recommends a vote FOR this proposal.

3. APPROVAL OF THE CSX OMNIBUS INCENTIVE PLAN

     The Company has long provided incentives to increase shareholder value, and to attract, motivate, and retain the highest qualified employees. The CSX Omnibus Incentive Plan ("COIP") gives the Board of Directors the ability to provide incentives through issuance of cash, stock, restricted stock, stock options, and other stock-based awards. The COIP will replace the Company's 1987 Long-Term Performance Stock Plan.

     The following summary of the material aspects of the COIP is qualified in its entirety by reference to the full text of the COIP, a copy of which is set forth as Appendix A to this proxy statement. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the COIP.

General

     The COIP provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, stock appreciation rights and dividend equivalents (collectively, "Incentive Awards"). Only present and future employees of CSX and its Subsidiaries, a Foreign Affiliate or an Affiliate are eligible to receive Incentive Awards under the COIP.

Stock Subject to COIP; Adjustments

     The Board has reserved a total of 6 million shares of common stock, plus any shares of common stock that represent awards granted under any prior plan of CSX that are forfeited, expire or are cancelled without delivery of shares, for issuance under the COIP. If an Incentive Award expires or terminates unexercised or is forfeited, or if any shares are surrendered to CSX in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the COIP. Any shares that can be issued under the Senior Executive Incentive Plan, if approved by shareholders, will reduce the maximum number of shares available for delivery under the COIP.

     Shares issued under the COIP through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the COIP. In addition, the number of shares subject to the COIP(and the number of shares and terms of any Incentive Award) may be adjusted in the event of any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Limitations on Incentive Awards

     No more than 1,200,000 shares of the authorized shares may be allocated to Incentive Awards granted or awarded to any individual Participant during any 36-month period. In addition, the maximum number of shares that may be issued as Restricted Stock, Restricted Stock Units, Dividend Equivalents and under Performance Grants, Stock Awards or Senior Executive Incentive Plan Grants is limited to 1,200,000 shares. Any shares of Restricted Stock, Restricted Stock Units, Dividend Equivalents, Performance Grants or Stock Awards that are forfeited will not count against this limit.

The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the COIP will be $3,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

Administration

     Prior to a change in control, the Compensation Committee of the Board of Directors, or a subcommittee of the Compensation Committee, administers the COIP. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the COIP, the Compensation Committee will have plenary authority to determine the terms of Incentive Awards. Following a change in control, the Benefits Trust Committee of CSX, at its discretion, may assume any and all of the duties of the Compensation Committee under the COIP.

Stock Options

     The COIP authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the COIP entitle the grantee, upon exercise, to purchase a specified number of shares from CSX at a specified exercise price per share. The Compensation Committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than 100 percent of the Fair Market Value of the common stock on the date of grant.

     Under the COIP, a Participant may not surrender an option for the grant of a new option with a lower exercise price. In addition, if a Participant's option is cancelled before its termination date, the Participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

Restricted Stock Awards

     The COIP also authorizes the grant of Restricted Stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a Restriction Period during which the shares are not transferable and are subject to forfeiture. In general, the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of Restricted Stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to 600,000 shares reserved for issuance under the COIP.

Restricted Stock Units

     Restricted Stock Units may be granted on the terms and conditions, including conditioning the lapse of restrictions on the achievement of one or more performance standards. In the case of Restricted Stock Units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a Restricted Stock Unit entitles a Participant to receive shares of common stock or a cash amount equal to the Fair Market Value of a share of common stock on the date the restrictions lapse. The requirements with respect to Restriction Periods for Restricted Stock Units are the same as those for Restricted Stock Awards.

Performance Grants

     The Compensation Committee may make Performance Grants to any Participant that are intended to comply with Section 162(m) of the Code. Each Performance Grant will contain Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable, and other terms and conditions. Performance Criteria may include return on invested capital; free cash flow; economic value added (net operating profit after tax less cost of capital); total shareholder return; operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of common stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

     The Compensation Committee will make all determinations regarding the achievement of Performance Goals. Actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. Performance Grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the Performance Grant.

Stock Awards

     The COIP authorizes the making of Stock Awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 1,200,000 shares of common stock, reduced by Restricted Stock and Unit awards may be granted under the COIP with-out performance restrictions.

     The Compensation Committee may delegate to any individual or group employed by CSX or its Subsidiaries the authority to grant Stock Awards as long as no individual Stock Award has a Fair Market Value in excess of $100,000 on the date of grant.

Stock Appreciation Rights

     The Compensation Committee may grant Stock Appreciation Rights ("SARs") under the COIP. Subject to the terms of the award, SARs entitle the Participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

Dividend Equivalents

     The COIP authorizes the grants of Dividend Equivalents to any Participant either in combination with, or separately from, Incentive Awards. A Dividend Equivalent permits the Participant to receive payments equivalent to the dividends paid on the common stock. Dividend Equivalents are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

Change in Control

     Upon a change in control, all Options and Stock Appreciation Rights will become fully exercisable, all terms and conditions on Restricted Stock and Restricted Stock Units will be deemed satisfied, and all Performance Grants, Stock Awards and Dividend Equivalents will be deemed to be fully earned and to be immediately payable in cash. In addition, CSX, or its Subsidiary or Affiliate, will make an irrevocable contribution to the Benefits Trust in an amount that is sufficient to pay each Participant the unfunded portion of the benefits to which Participants are entitled, as of the date on which the change in control occurred.

Duration, Amendment and Termination

     The Board may suspend or terminate the COIP without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the COIP will terminate on April 27, 2010.

The Board may also amend the COIP at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to Incentive Awards, or reduces the minimum exercise price for options unless such change is authorized by the shareholders of CSX.
A termination or amendment of the COIP will not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her. After a change in control, all amendments to the Plan are subject to the approval of the Benefits Trust Committee.

Restrictions on Transfer; Deferral

     Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit Participants to elect to defer the issuance of common stock or the settlement of awards in cash under the COIP.

New Plan Benefits

     Subject to shareholder approval of the COIP, the Compensation Committee has approved the award of Performance Grants as set forth below. The Performance Grants will be paid at the end of a three-year performance period based on the achievement of specified Performance Goals. Approximately 50 percent of the Performance Grant will be based on Total Shareholder Return, as measured against a peer group of other railroad companies, and 50 percent of the Performance Grant will be based on EPS Growth as measured against an internal three-year target. If the minimum Performance Goals are not achieved, no Performance Grants will be paid. Performance Grants will be prorated if a Participant becomes involuntarily separated from service, retires, dies, or becomes disabled. In addition, Performance Grants will be prorated and paid against performance to date upon a Change in Control or Divisive Transaction unless an acquiring entity elects to continue the program. Upon termination of employment for other reasons, Performance Grants will be cancelled.


                          Cash Unit Performance Grants

                                       Number of Units(#)      Performance Period       Threshold              Maximum
Name and Position                            Note 1               Until Payout            Note 2               Note 3
-------------------------------------------------------------------------------------------------------------------------
John W. Snow                                3,135,900                 2002              1,567,950             6,271,800
Chairman, President & CEO

Alvin R. Carpenter                          1,156,700                 2002                578,350             2,313,400
Vice Chairman

Ronald J. Conway                            1,156,700                 2002                578,350             2,313,400
President, CSXT

Paul R. Goodwin                               863,000                 2002                431,500             1,726,000
Executive Vice President -
Finance & CFO

Mark G. Aron                                  863,000                 2002                431,500             1,726,000
Executive Vice President -
Law & Public Affairs

Executive Group                             9,507,000                 2002              4,753,500            19,014,000

Non-Executive Director Group                      N/A                   --                    N/A                   N/A

Non-Executive Officer Employee Group       14,278,700                 2002              7,139,350            28,557,400
-------------------------------------------------------------------------------------------------------------------------

Notes to Cash Unit Performance Grants
-------------------------------------

Note 1       Each unit equals $1.00.

Note 2 Threshold refers to the minimum amounts payable if the minimum levels of Performance Goals are achieved. If the minimum levels are not achieved, no amounts will be payable.

Note 3 Maximum refers to the maximum amounts payable if the maximum levels of Performance Goals are achieved or exceeded. Actual awards will range between the Threshold and the Maximum if one or both of the Performance Goals is achieved or exceeded.

Federal Income Tax Information

     The following is a general summary of the current federal income tax treatment of Incentive Awards, which would be authorized to be granted under the COIP, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options. A Participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

     The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

     Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, a Stock Appreciation Right, Restricted Stock Units, a Performance Grant, a Stock Award, or Dividend Equivalents. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option or Stock Appreciation Right is exercised, or in the case of Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized, (a) in the case of a Nonqualified Stock Option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a Stock Appreciation Right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

     Restricted Stock. Unless a Participant who receives an award of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

     Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the COIP will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a "disqualifying disposition"), a Participant generally will be required to recognize ordinary income upon such disposition.

     Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a Participant, provided that certain income tax reporting requirements are satisfied.

     Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee has in the past, and may in the future, make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

     Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The COIP has been designed to allow the Compensation Committee to grant Stock Options, Stock Appreciation Rights, and Performance Grants that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Accounting Treatment

     Under present accounting rules, the grant of options at an exercise price equal to or greater than market value on the date of grant does not result in a charge against CSX's earnings. However, the excess, if any, from time to time of the fair market value of the Common Stock subject to SARs or performance units, over the exercise price of the SARs or performance units, will result in a charge against CSX's earnings. The amount of the charge will increase or decrease based on changes in the market value of the Common Stock and will decrease to the extent SARs or performance units are cancelled. CSX has not issued any SARs or performance units to date.

           The Board of Directors recommends a vote FOR this proposal.

4. APPROVAL OF THE CSX SENIOR EXECUTIVE INCENTIVE PLAN

     The CSX Senior Executive Incentive Plan ("SEIP") is intended to provide a vehicle for payment of cash bonuses to certain senior executives that are deductible as "performance-based compensation" under Section 162(m) of the Code. Subject to certain exceptions, Section 162(m) of the Code disallows the deduction of compensation paid to certain senior officers by a publicly held corporation to the extent such compensation exceeds $1 million in a taxable year. One exception provided by Section 162(m) is for performance-based compensation, and the SEIP is intended to comply with this exception.

     The Board of Directors recommends that shareholders approve the SEIP to provide the most tax efficient means available for compensation of senior executives using cash awards.

Description of the SEIP

     The following summary of the material aspects of the SEIP is qualified in its entirety by reference to the full text of the SEIP, a copy of which is set forth as Appendix B to this proxy statement. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the SEIP.

     The SEIP provides that Annual Awards may be made to Covered Employees (as defined in Section 162(m) of the Internal Revenue Code ("Code")) for a Performance Year. Section 162(m) defines the term "covered employee" as any employee, who as of the close of the taxable year, is the chief executive officer of the taxpayer (or is acting in such capacity) or whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of being among the four highest compensated officers for the taxable year (other than the chief executive officer). Covered Employees are herein referred to as "Participants."

     The SEIP is administered by the Compensation Committee of the Board or a subcommittee of the Compensation Committee. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     If the SEIP is approved by the shareholders, the first Performance Year will be 2000. The Chief Executive Officer of CSX will receive an Annual Grant equal to 0.3 percent of the Operating Income of CSX for the Performance Year. Each Participant, other than the Chief Executive Officer, will receive an Annual Grant equal to 0.2 percent of the Operating Income of CSX for the Performance Year. "Operating Income" means the operating income of CSX as shown on the financial statement of CSX prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     The Compensation Committee may reduce the amount of an Annual Grant payable as an Annual Award or eliminate entirely payment of an Annual Award if the Compensation Committee determines that such action is in the best interests of CSX. In no event may the amount paid to a Participant under an Annual Award for a Performance Year be in excess of $3,000,000. Annual Awards are not transferable. If a Participant dies and is subsequently entitled to receive an Annual Award, the Annual Award will be paid to the Participant's estate. The Compensation Committee also may rescind, modify or suspend Annual Grants to preserve "pooling of interests" accounting treatment in the event of a merger or similar transaction of CSX.

     An Annual Award will be payable in common stock, cash or a combination of stock and cash, or the Compensation Committee may reserve the right to determine the manner of payment at the time the Annual Award is paid. Any payments in common stock will be made under the CSX Omnibus Stock Incentive Plan, if that plan is approved by the shareholders. The Compensation Committee may permit Participants to elect to defer the payment of Annual Awards. The SEIP will be unfunded, and Participants will be general creditors of CSX.

     The Board may amend, modify or terminate the SEIP in any respect at any time, except that no amendment may change the maximum benefits payable without shareholder approval if required in order to comply with the performance-based compensation exception under Section 162(m) of the Code. A termination or amendment of the SEIP may not adversely affect the rights of a Participant under an Annual Award previously granted without his or her consent. The SEIP will remain in effect until terminated by the Board. If required by Section 162(m) of the Code, the SEIP will be periodically resubmitted to shareholders of CSX for approval.

Assumed Annual Awards

     Because 2000 is the first Performance Year established under the SEIP, the size of Annual Awards for that Performance Year cannot be computed until CSX's 2000 Operating Income is known. As a result, the Annual Awards, if any, that may be made to Participants for the 2000 Performance Year are not currently determinable.


          The Board of Directors recommends a vote FOR this proposal.

ADDITIONAL INFORMATION

Voting Procedures

     Votes are tabulated by three Inspectors of Election. The Company's bylaws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the Company's bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director. The affirmative vote of the majority of shares represented at the meeting and entitled to vote will be required for approval of all other items.

Date for Receipt of Shareholder Proposals

     Shareholder proposals for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 17, 2000. If CSX Corporation does not receive notice at its principal executive offices on or before January 18, 2001, of a shareholder proposal for consideration at the 2001 Annual Meeting of Shareholders, the proxies named by the CSX Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

Solicitation of Proxies

     The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $15,000 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.

March 17, 2000


                       By Order of the Board of Directors
                                Alan A. Rudnick
             Vice President-General Counsel and Corporate Secretary

                                                                      Appendix A

                                      CSX
                             OMNIBUS INCENTIVE PLAN


1. Purpose. The purpose of this CSX Omnibus Incentive Plan (the "Plan") is to further the long term stability and financial success of CSX, its Subsidiaries, Foreign Affiliates and Affiliates by rewarding selected meritorious employees. The Board of Directors believes that such awards will provide incentives for employees to remain with CSX, will encourage continued work of superior quality and will further the identification of those employees' interests with those of CSX's shareholders.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

     (a) "Affiliate" means a corporation, partnership or other entity other than a Subsidiary or Foreign Affiliate in which CSX or a Subsidiary owns, directly or indirectly, a substantial interest. The employees of an Affiliate shall be eligible to participate in the Plan only if the Board or the Committee approves the participation of the Affiliate in the Plan.

     (b) "Applicable Withholding Taxes" means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

     (c) "Beneficiary" means the person or entity designated by the Participant, in a form approved by CSX, to exercise the Participant's rights with respect to an Incentive Award after the Participant's death.

     (d) "Benefits Trust Committee" means the committee established pursuant to the CSX Corporation and Affiliated Companies Benefits Assurance Trust.

     (e)  "Board" means the Board of Directors of CSX Corporation.

     (f) "Cause" means: (i) an act or acts of personal dishonesty of a Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or any of its Subsidiaries, Foreign Affiliates or Affiliates; (ii) a violation of the management responsibilities by the Participant which is demonstrably willful and deliberate on the Participant's part and which is not remedied in a reasonable period of time after receipt of written notice from the Employer; or, (iii) the conviction of the Participant of a felony involving moral turpitude.

     (g) "Change in Control" means the occurrence of any of the following events:

          (i)  Stock Acquisition. The acquisition by any individual, entity or
               -----------------
               group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of CSX (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of CSX entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from CSX; (B) any acquisition by CSX; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CSX or any corporation controlled by CSX; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(c); or

          (ii) Board Composition. Individuals who, as of the date hereof,
               -----------------
               constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by CSX's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Business Combination. Approval by the shareholders of CSX of a
                --------------------
                reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of CSX or its principal Subsidiary that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the "STB") (a "Business Combination"), in each case, unless, following such Business Combination:

                (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CSX or its principal Subsidiary or all or substantially all of the assets of CSX or its principal Subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

               (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of CSX or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

               (C) at least a majority of the members of the board of directors resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

          (iv) Regulated Business Combination. Approval by the shareholders of
               ------------------------------
               CSX of a Business Combination that is subject, as a matter of law or contract, to approval by the STB (a "Regulated Business Combination") unless such Business Combination complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(g); or

          (v)  Liquidation or Dissolution. Approval by the shareholders of CSX
               --------------------------
               of a complete liquidation or dissolution of CSX or its principal Subsidiary.

     (h)  "Code" means the Internal Revenue Code of 1986, as amended.

     (i) "Committee" means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code
          Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

     (j) "Company Stock" means common stock, $1.00 par value, of CSX. In the event of a change in the capital structure of CSX affecting the common stock (as provided in Section 18), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

     (k) "Covered Employee" means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period for a Performance Grant.

     (l)  "CSX" means CSX Corporation.

     (m) "Date of Grant" means the date on which the Committee grants an Incentive Award.

     (n) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, a Disability shall occur when the Participant is eligible for benefits under the CSX Salary Continuance and Long-Term Disability Plan or another long-term disability plan of CSX applicable to the Participant.

     (o) "Divisive Transaction" means a transaction in which the Participant's Employer ceases to be a Subsidiary, Foreign Affiliate or Affiliate or a sale of substantially all of the assets of a Subsidiary, Foreign Affiliate or Affiliate.

     (p) "Employer" means CSX and each Subsidiary, Foreign Affiliate or Affiliate that employs one or more Participants.

     (q) "Fair Market Value" means the mean between the highest and lowest registered sales prices of a share of Company Stock on the New York Stock Exchange, as reported in the Wall Street Journal (or other authoritative source approved by the Committee) on the day of reference.

     (r) "Foreign Affiliate" means an entity that is not organized under the laws of the United States, or any state thereof or any political subdivision of any state, and in which CSX has, directly or indirectly, a substantial interest.

     (s) "Incentive Award" means, collectively, a Performance Grant or the award of Restricted Stock, an Option, a Restricted Stock Unit, a Stock Appreciation Right, or a Dividend Right under the Plan.

     (t) "Incentive Stock Option" means an Option that qualifies for favorable federal income tax treatment under Code Section 422.

     (u) "Mature Shares" means shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which the holder either (i) has held for at least six months or (ii) has purchased on the open market.

     (v) "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

     (w) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

     (x) "Participant" means any employee of CSX, a Subsidiary, a Foreign Affiliate or an Affiliate who receives an Incentive Award under the Plan.

     (y) "Performance Criteria" means any of the following areas of performance of CSX, any Subsidiary, any Foreign Affiliate, or any Affiliate:

          return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of Company Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

          Any Performance Criteria may be used to measure the performance of CSX as a whole or any Subsidiary, Foreign Affiliate, Affiliate or business unit of CSX. As determined by the Committee, Performance Criteria shall be derived from the financial statements of CSX, its Subsidiaries or affiliated entities prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

     (z) "Performance Goal" means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant that relates to one or more Performance Criteria.

     (aa) "Performance Grant" means an Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to Section 8.

     (bb) "Restricted Stock" means Company Stock awarded under Section 6.

     (cc) "Restricted Stock Unit" means a right granted to a Participant to receive Company Stock or cash awarded under Section 7.

     (dd) "Retirement" means a Participant's termination of employment after age 55 with eligibility to begin immediately receiving retirement benefits under an Employer's defined benefit pension plan.

     (ee) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

     (ff) "Senior Executive Incentive Award" means an award made to a Participant under the terms of the Senior Executive Incentive Plan.

     (gg) "Senior Executive Incentive Plan" means the CSX Senior Executive Incentive Plan.

     (hh) "Stock Appreciation Right" means a right to receive amounts awarded under Section 10.

     (ii) "Subsidiary" means any corporation in which CSX owns stock possessing more than 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with CSX in which stock possessing more than 50 percent of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

3.   Stock.

     (a) Subject to Section 18 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 6 million (6,000,000) shares of Company Stock, which shall be authorized, but unissued shares, plus any shares of Company Stock that are represented by awards granted under any prior plan of the Company, which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to CSX. Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be subjected to an Incentive Award under the Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, the number shall include the number of shares surrendered by a Participant actually or by attestation or retained by CSX in payment of Applicable Withholding Taxes and any Mature Shares surrendered by a Participant upon exercise of an Option or in payment of Applicable Withholding Taxes. Shares issued under the Plan through the settlement, assumption of substitution of outstanding awards or obligations to grant future awards as a condition of an Employer acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan. Shares issued under the Senior Executive Incentive Plan shall reduce the maximum number of shares available for delivery under the Plan.

     (b) No more than 1,200,000 shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any 36-month period. The maximum number of shares that may be issued as Restricted Stock, Restricted Stock Units, Dividend Equivalents and under Performance Grants, Stock Awards or Senior Executive Incentive Plan Grants shall be 1,200,000 shares, provided that any shares of Restricted Stock, Restricted Stock Units, Dividend Equivalents, Performance Grants or Stock Awards that are forfeited shall not count against this limit. The maximum cash payment that can be made for all Incentive Awards granted to any one individual shall be $3,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant shall be subject to the previous limit on the maximum cash payment in the year in which the deferral is made and not in any later year in which payment is made.

4.   Eligibility.

     (a) All present and future employees of CSX, a Subsidiary, or a Foreign Affiliate at the time of grant shall be eligible to receive Incentive Awards under the Plan. If an Affiliate is approved to participate in the Plan, all present and future employees of an Affiliate at the time of grant shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 19, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

     (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

5.   Stock Options.

     (a) The Committee may make grants of Options to Participants. The Committee shall determine the number of shares for which Options are granted, the Option exercise price per share, whether the Options are Incentive Stock Options or Nonqualified Stock Options, and any other terms and conditions to which the Options are subject.

     (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant. Except as provided in Section 18, the exercise price of an Option may not be decreased after the Date of Grant. Except as provided in Section 18, a Participant may not surrender an Option in consideration for the grant of a new Option with a lower exercise price. If a Participant's Option is cancelled before its termination date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is no less than the exercise price of the cancelled Option.

     (c) An Option shall not be exercisable more than 10 years after the Date of Grant. The aggregate Fair Market Value, determined at the Date of Grant, of shares for which Incentive Stock Options become exercisable by a Participant during any calendar year shall not exceed $100,000.

6.   Restricted Stock Awards.

     (a) The Committee may make grants of Restricted Stock to Participants. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the Restricted Stock is subject, including the period of time before which all restrictions shall lapse and the Participant shall have full ownership of the Company Stock (the "Restriction Period"). The Committee in its discretion may award Restricted Stock without cash consideration.

     (b) Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is subject to performance standards shall be one year from the Date of Grant.

     (c) Restriction Periods of shorter duration than provided in Section 6(b) and Section 7(b) may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to 600,000 shares of Company Stock under the Plan.

     (d) Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed. Certificates representing Restricted Stock shall be held by CSX until the restrictions lapse and the Participant shall provide CSX with appropriate stock powers endorsed in blank.

7.   Restricted Stock Units.

     (a) The Committee may make grants of Restricted Stock Units to Participants. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock Unit shall entitle the Participant to receive from CSX a share of Company Stock or a cash amount equal to the Fair Market Value of the Company Stock on the date that the restrictions lapse.

     (b) Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is subject to performance standards shall be one year from the Date of Grant.

8.   Performance Grants.

     (a) The Committee may make Performance Grants to any Participant. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

     (b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, any Performance Goal during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

     (c) The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.

     (d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met.

9. Stock Awards. The Committee may make Stock Awards to any Participant. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the achievement of any performance restrictions on a Stock Award. The Common Stock under a Stock Award shall be issued by CSX upon the satisfaction of the terms and conditions of a Stock Award. No more than 1,200,000 shares of Company Stock (reduced by shares issued under Restricted Stock or Restricted Stock Units subject to Section 6(c)) may be granted under Stock Awards without performance restrictions.

10. Stock Appreciation Rights. The Committee may make grants of Stock Appreciation Rights to Participants. The Committee shall establish as to each award of Stock Appreciation Rights the terms and conditions to which the Stock Appreciation Rights are subject. The following provisions apply to all Stock Appreciation Rights:

     (a) A Stock Appreciation Right shall entitle the Participant, upon exercise of the Stock Appreciation Right, to receive in exchange an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) an amount not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

     (b) A Stock Appreciation Right may not be exercisable more than 10 years after the Date of Grant. A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Stock Appreciation Right may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised.

11. Dividend Equivalents. The Committee may make grants of Dividend Equivalents to any Participant. The Committee shall establish the terms and conditions to which the Dividend Equivalents are subject. Dividend Equivalents may be granted in connection with any other Incentive Award or separately. Under a Dividend Equivalent, a Participant shall be entitled to receive currently or in the future payments equivalent to the amount of dividends paid by CSX to holders of Company Stock with respect to the number of Dividend Equivalents held by the Participant. The Dividend Equivalent may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Dividend Equivalent is payable.

12. Method of Exercise of Options. Options may be exercised by the Participant (or his guardian or personal representative) giving notice to the Corporate Secretary of CSX or his delegate pursuant to procedures established by CSX of the exercise stating the number of shares the Participant has elected to purchase under the Option. The exercise price may be paid in cash; or if the terms of an Option permit, (i) delivery or attestation of Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to CSX the amount necessary to pay the exercise price from the sale or proceeds of a loan from the broker with respect to the sale of Company Stock or a broker loan secured by Company Stock, or (iii) a combination of (i) and (ii).

13. Tax Withholding. Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving an Incentive Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. To satisfy Applicable Withholding Taxes and under procedures established by the Committee or its delegate, a Participant may elect to (i) make a cash payment or authorize additional withholding from cash compensation, (ii) deliver Mature Shares (valued at their Fair Market Value) or (iii) have CSX retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

14. Transferability of Incentive Awards. Incentive Awards other than Incentive Stock Options shall not be transferable by a Participant and exercisable by a person other than the Participant, except as expressly provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

15. Deferral Elections. The Committee may permit Participants to elect to defer the issuance of Company Stock or the settlement of awards in cash under the Plan pursuant to such rules, procedures, or programs as it may establish.

16. Effective Date of the Plan. The effective date of the Plan is April 27, 2000. The Plan shall be submitted to the shareholders of CSX for approval. Until (i) the Plan has been approved by CSX's shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

17. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on April 26, 2010. No Incentive Awards shall be made under the Plan after its termination. Prior to a Change in Control, the Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 18), or reduces the minimum exercise price for Options unless such change is authorized by the shareholders of CSX. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her. After a Change in Control, all amendments to the Plan are subject to the approval of the Benefits Trust Committee.

18.  Change in Capital Structure.

     (a) In the event of a stock dividend, stock split or combination of shares, share exchange, recapitalization or merger in which CSX is the surviving corporation or other change in CSX capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of CSX), the number and kind of shares of stock or securities of CSX to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a), 3(b), 6(b) or 9, the exercise price, the terms of Incentive Awards and other relevant provisions shall be adjusted by the Committee in its discretion, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

     (b) If CSX is a party to a consolidation or a merger in which CSX is not the surviving corporation, a transaction that results in the acquisition of substantially all of CSX's outstanding stock by a single person or entity, or a sale or transfer of substantially all of CSX's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

     (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

19.  Administration of the Plan.

     (a) Prior to a Change in Control, the Committee shall administer the Plan. The Committee shall have general authority to impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

     (b) Except as provided in Section 5(b), the Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

     (c) The Committee shall have the power and complete discretion (i) to delegate to any individual, or to any group of individuals employed by the Company or any Subsidiary, the authority to grant Stock Awards under the Plan and (ii) to determine the terms and limitations of any delegation of authority; provided that no individual Stock Award granted under a delegation by the Committee may exceed a Fair Market Value of $100,000 on the Date of Grant.

     (d) Following a Change in Control, the Benefits Trust Committee, at its discretion, may assume any or all of the duties and responsibilities of the Committee as to the Plan. All actions by the Benefits Trust Committee shall be consistent with the provisions of the CSX Corporation and Affiliated Companies Benefits Assurance Trust.

     (e) If the Participant's Employer is involved in a Divisive Transaction, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

     (f) If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of an Employer, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with CSX, its Subsidiaries, Foreign Affiliates or Affiliates, (2) has his employment terminated by his Employer on account of actions by the Participant which are detrimental to the interests of CSX, its Subsidiaries, Foreign Affiliates or Affiliates, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of CSX, the Committee may, in its sole discretion, cancel all outstanding Incentive Awards, including immediately terminating any options held by the Participant, regardless of whether then exercisable.

     (g) In the event of the death of a Participant, any outstanding Incentive Awards that are otherwise exercisable may be exercised by the Participant's Beneficiary or, if no Beneficiary is designated, by the personal representative of the Participant's estate or by the person to whom rights under the Incentive Award shall pass by will or the laws of descent and distribution.

20.  Change in Control.

     (a) Notwithstanding any provision of the Plan or any Incentive Award to the contrary, upon the occurrence of the date of a Change in Control,
          (i) all Options and Stock Appreciation Rights shall become fully exercisable, (ii) all terms and conditions on Restricted Stock and Restricted Stock Units shall be deemed satisfied, (iii) all Performance Grants, Stock Awards and Dividend Equivalents shall be deemed to be fully earned and to be immediately payable in cash.

     (b) Upon a Change in Control, CSX or the Employer of the Participant shall, as soon as possible, but in no event more than seven days following a Change in Control, make an irrevocable contribution to the Benefits Trust in an amount that is sufficient to pay each Participant or Beneficiary of this Plan the unfunded portion of the benefits to which Participants of this Plan or their Beneficiaries are entitled, and for which the Company is liable pursuant to the terms of this Plan as of the date on which the Change in Control occurred. The amount of the Company's irrevocable contribution shall be based on the accounting for the most recent calendar year or more recent period for the Plan, as approved by an independent actuary or accountant engaged by the Company prior to the Change in Control and approved by the Benefits Trust Committee, if selected or changed following a Change in Control (the "Actuary"), and shall include an amount deemed necessary to pay estimated administrative expenses for the following five years. The Benefits Trust Committee shall cause such accounting to be updated, using participant data supplied to the Actuary by the Company, through a date no earlier than the date of the initial contribution and notify the Company of the amount of additional contributions required as soon as possible. The Benefits Trust is the CSX Corporation and Affiliated Companies Executives' Stock Trust or other similar trusts sponsored by CSX or another Employer.

21. Interpretation. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws rules.

                                                                      Appendix B

                                      CSX
                        SENIOR EXECUTIVE INCENTIVE PLAN


1. Purpose. The CSX Senior Executive Incentive Plan (the "Plan") is intended to provide an additional incentive to select senior management employees to improve CSX's financial performance, and to reward such employees with a cash or stock payment if the performance goals fixed by the Committee pursuant to the terms of the Plan are met.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

     (a) "Annual Award" means the amount payable to a Participant under the Plan for a Performance Year as determined under Section 4(a).

     (b) "Annual Grant" means the amount determined under Section 4(b) prior to any exercise of discretion by the Committee under Section 4(a).

     (c)  "Board" means the Board of Directors of CSX Corporation.

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code
          Section 162(m) and a non-employee director for purposes of Rule 16b-3 of the Securities and Exchange Commission, the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

     (f) "Company Stock" means common stock, $1.00 par value, of CSX. In the event of a change in the capital structure of CSX affecting the common stock, the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

     (g) "Covered Employee" means a Participant who is a covered employee as defined in Code Section 162(m) with respect to a Performance Year.

     (h)  "CSX" means CSX Corporation.

     (i) "Operating Income" means the operating income of CSX as shown on the financial statements of CSX prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     (j) "Participant" means any Covered Employee who is entitled to receive an Annual Award under the Plan.

     (k) "Performance Year" means the CSX fiscal year. The first Performance Year shall be the fiscal year beginning January 1, 2000.

     (l) "Plan" means the CSX Corporation Senior Executive Incentive Plan.

3.   Participation.

     (a) All Covered Employees shall automatically be Participants in the Plan and participation in the Plan shall be limited to Covered Employees.

     (b) A Participant in this Plan shall be eligible to participate in other cash incentive or profit sharing plans established or maintained by CSX or any subsidiary. No award under any other incentive or profit sharing plan maintained by CSX or any subsidiary may be made contingent, in whole or in part, on the Participant not receiving payment under an Annual Award under this Plan.

4.  Determination of Annual Awards.

     (a) For each Performance Year, the Committee shall determine the portion, if any, of an Annual Grant that shall be payable to a Participant as an Annual Award. The Committee may make its determination based on performance criteria or other factors that the Committee determines are appropriate. The Annual Award payable to a Participant for a Performance Year shall not exceed the lesser of $3,000,000 or the Annual Grant amount under Section 4(b). Any action by the Committee under this Section 4(a) shall be conclusive and binding on CSX and the Participant.

     (b) The Annual Grant for the Chief Executive Officer of CSX will equal 0.3 percent of the Operating Income of CSX for the Performance Year. The Annual Grant for each Participant other than the Chief Executive Officer of CSX will equal 0.2 percent of the Operating Income of CSX for the Performance Year.

     (c) It is the intent of CSX that this Plan and any Annual Award satisfy, and be interpreted in a manner to satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or any Annual Award would otherwise conflict with the expressed intent of this
          Section 4(c), that provision shall be interpreted so as to avoid such conflict to the extent possible.

5. Payment of Annual Awards.

     (a) An Annual Award may be payable in Company Stock, cash, or a combination of Company Stock or cash, as determined by the Committee. All payments made in Company Stock under the Plan shall be made through the shares of Company Stock reserved under the CSX Omnibus Incentive Plan.

     (b) All Annual Awards under the Plan are subject to the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that is required to be withheld in connection with any Annual Award.

     (c) If a Participant dies and is subsequently entitled to receive an Annual Award under the Plan, the Annual Award shall be paid to the personal representative of the Participant's estate.

6.  Administration.

     (a) The Committee shall administer the Plan. The Committee shall have general authority to impose any term, limitation or condition upon an Annual Award that the Committee deems appropriate to achieve the objectives of the Annual Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

     (b) This subsection will apply if CSX is involved in any merger or similar transaction that CSX intends to treat as a "pooling of interest" for financial reporting purposes. In this case, the Committee may amend the terms of any Annual Grant or of the Plan to the extent that it is determined that such terms would preclude the use of "pooling of interest" accounting, except that the Committee may not change the provisions of Section 4(a) or (b) to increase the amount payable under an Annual Grant. The authority of the Committee to amend the terms of any Annual Grant or of the Plan includes, without limitation, the right (i) to rescind or suspend any terms that are contingent on a change in control, such as the acceleration of vesting; (ii) to modify Annual Grants to comply with prior practices of CSX as to terms of Annual Grants; and (iii) to suspend any provisions for payment of an Annual Grant in cash. The authority of the Committee under this subsection may be exercised in the Committee's sole and complete discretion.

7. Rights. Participation in the Plan and the right to receive Annual Awards under the Plan shall not give a Participant any proprietary interest in CSX, any subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall for all purposes be a general creditor of CSX. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of CSX or any subsidiary or shall interfere with or restrict in any way the right of CSX and its subsidiaries to discharge a Participant at any time for any reason whatsoever, with or without cause.

8. Deferral Elections. The Committee may permit Participants to elect to defer the settlement of Annual Awards in cash or Company Stock under the Plan pursuant to such rules, procedures, or programs as it may establish.

9. Transferability of Annual Awards. Annual Awards shall not be transferable by a Participant.

10. Successors. If CSX becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of CSX or its successor in interest. The Committee may make such adjustment to any Annual Award it deems appropriate.

11. Effective Date of the Plan. The effective date of the Plan is January 1, 2000. The Plan shall be submitted to the shareholders of CSX for approval and the effectiveness of the Plan is subject to shareholder approval.

12. Amendment and Termination. This Plan shall continue until it is terminated. The Board may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required by Code Section 162(m), no change shall be made that changes the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of CSX. To the extent required by Code Section 162(m), the Plan shall be periodically resubmitted to the shareholders of CSX for reapproval. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Annual Award previously granted.

13. Interpretation. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws rules.

                           csx CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                       ]

The Board of Directors of CSX Corporation recommends a vote FOR all items. Shares will be so voted unless you otherwise indicate.


1.  Election of Directors
         Nominees:  01-E.E. Bailey;  02-H. F. Baldwin;
         03-C.S. Brinegar; 04-R.L. Burrus, Jr.;
         05-B.C. Gottwald; 06-J.R. Hall; 07-E. B. Jones;
         08-R.D. Kunisch;  09-J. W. McGlothlin;
         10-S.J. Morcott; 11-C.E. Rice; 12-W.C.
         Richardson; 13-F.S. Royal, M.D.; 14-J.W. Snow.




To withhold authority to vote for any individual nominee(s), write the name(s) on the line below.

_______________________________________________
Nominee Exception

                                       For all
For            Withheld                 Except
[ ]              [ ]                     [ ]



 2. Appointment of Ernst & Young LLP as independent certified public accountants;

For                      Against                   Abstain
[ ]                       [ ]                       [ ]

 3.  Approval of the CSX Omnibus Incentive Plan;

For                      Against                   Abstain
[ ]                       [ ]                       [ ]

 4.  Approval of the CSX Senior Executive Incentive Plan.

For                      Against                   Abstain
[ ]                       [ ]                       [ ]



  To CONSENT to electronic delivery of future annual reports and proxy statements, select YES (see back for details.)
  Yes  [ ]


NOTE: Please sign exactly as your name appears on this Card. Joint owners should each sign personally. Corporation Proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate.

Date: _______________________________________________

Please Sign: ________________________________________

Please Sign: _______________________________________________

--------------------------------------------------------------------------------


                             DETACH PROXY CARD HERE

Control Number               Authorization Number               [CSX LOGO]
                                   P 160


TO VOTE BY PHONE

o Call toll free 1-877-587-0759 in the United States or Canada prior to 12:00 midnight, Tuesday, April 25, 2000, on a touch tone telephone.

o    Option #1:  To vote as the Board of Directors recommends on ALL proposals:
     Press 1.   When asked, please confirm your vote by pressing 1.

o Option #2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET

o Go to the following website prior to 12:00 midnight, Tuesday, April 25, 2000: www.harrisbank.com/wproxy

o Enter the information requested on your computer screen, including your six-digit CONTROL NUMBER located above left.

o    Follow the simple instructions on the screen.

The above methods are quick, easy, and available 24 hours per day, 7 days a week through Tuesday, April 25, 2000



TO VOTE BY PROXY CARD

o    Complete and sign the proxy printed above.

o Tear at the perforation, and mail the proxy card in the enclosed, postage paid envelope addressed to CSX P.O. Box 7050, Rockford, Illinois 61125-9944.

Mailed proxies must be received no later than Wednesday, April 26, 2000.



TO ATTEND THE ANNUAL
MEETING AND LUNCHEON

o Place your unique Authorization Number (found above center, immediately under the perforation instruction) in the appropriate space on the invitation, along with other requested information and return in the envelope addressed to CSX CORPORATION, Attn: Office of the Corporate Secretary, P.O. Box 85629, Richmond, VA 23285-5629.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.

[CSX LOGO]                    CSX CORPORATION                            PROXY

           This Proxy is Solicited on Behalf of The Board of Directors
                    For The Annual Meeting on April 27, 2000.



The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on April 27, 2000, and at all adjournments thereof.



                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

To Our Shareholders:


TO VOTE:  Whether or not you are able to attend the Annual Meeting of
-------
Shareholders, it is important that your shares be represented, no matter how many shares you own. On the reverse side of this card are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.


TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take
-----------------------------------------------------------------
advantage of this offer, please indicate your consent by selecting the YES box in the CONSENT section of the reverse side of this proxy card or by following the instructions provided as you vote by phone or Internet. You must have access to a computer with Internet access to be eligible. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive your printed proxy card with information regarding the Internet web site containing the annual report and proxy statement. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce overhead.

You may cancel your enrollment in this process at any time by written notification to Harris Trust, 311 W. Monroe Street, Chicago, IL, 60606, or at an Internet site to be provided at a later date.

NEW TICKETING PROCEDURE TO ATTEND THE ANNUAL MEETING:  If you are planning to
-----------------------------------------------------
attend the Annual Meeting and Luncheon, please fill out all the requested information on the enclosed reservation form, and return it in the envelope provided, addressed to Office of Corporate Secretary at CSX Corporation. Your ticket(s) to the Annual Meeting and Luncheon will be available for pickup at the CSX registration desk on Wednesday afternoon and Thursday morning at The Greenbrier. TICKETS WILL NOT BE MAILED IN ADVANCE OF THE ANNUAL MEETING.

TO STAY AT THE GREENBRIER:  If you are planning to stay at The Greenbrier, you
-------------------------
will need to make your reservations directly with The Greenbrier. Shareholder House Party information and rates are included on the enclosed brochure.